Exhibit 10.4

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This SPONSOR SUPPORT AND LOCK-UP AGREEMENT, dated as of August 25, 2022, (this “Agreement”), is made and entered into by and among Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”), Fat Projects Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Acquiror”), and Fat Projects SPAC Pte. Ltd., a Singapore private company limited by shares with company registration number 202108160N (“Sponsor”).

WHEREAS, the Company and Acquiror are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), whereby among other matters, the Company Shareholders will exchange all of the issued and outstanding share capital of the Company for Acquiror Class A ordinary Shares, making the Company a wholly owned subsidiary of Acquiror (the “Share Exchange”), and in connection with the Share Exchange, the Company Shareholders will be required to execute and deliver to Acquiror duly executed Share Exchange Agreements in the form attached as Exhibit I to the Business Combination Agreement;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of such number of Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto (such Acquiror Shares, together with any Acquiror Shares (a) issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Sponsor, including by exchange or conversion of any other security, or (d) as to which Sponsor acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror, the Company have requested that Sponsor enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS; INTERPRETATION

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to Acquiror and the Company, as of the date of this Agreement as follows:

2.01 Organization. Sponsor has been duly organized and is validly existing as a private company limited by shares in good standing under the Laws of Singapore and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

2.02 Due Authorization. Sponsor has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Sponsor. No other company proceeding on the part of Sponsor is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been duly and validly executed and delivered by Sponsor, and this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.03 No Conflict. The execution and delivery of this Agreement by Sponsor and the other documents contemplated hereby by Sponsor and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Sponsor;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Sponsor;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Sponsor is a party or by which Sponsor may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Sponsor; except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

2.04 Acquiror Securities. Sponsor is the sole legal and beneficial owner of the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto, and all such Acquiror Shares and Acquiror Warrants are owned by Sponsor free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens pursuant to Acquiror’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own legally or beneficially any shares or warrants of Acquiror other than the Acquiror Shares and Acquiror Warrants set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Governing Documents of Acquiror.

2.05 Business Combination Agreement. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement and has consented to (and hereby consents to) Acquiror’s entry into the Business Combination Agreement.

2.06 Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by Sponsor are irrevocable.

2.07 Restricted Securities. Sponsor understands that the Acquiror Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if Sponsor is an affiliate of Acquiror, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, Sponsor would be required to hold such Acquiror Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.08 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Sponsor, threatened, Legal Proceedings against the Sponsor or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Sponsor; nor are any properties or assets of the Sponsor or its businesses bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Sponsor to consummate the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Each of the Company and Acquiror, severally and not jointly, hereby represents and warrants to each other party to this Agreement as follows:

3.01 Organization. It has been duly incorporated, organized or formed and is validly existing as a company or corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

3.02 Due Authorization. It has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder (other than, in respect of Acquiror, the Acquiror Shareholder Approval). The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by its Board of Directors. No other company proceeding on its part is necessary to authorize this Agreement and the documents contemplated hereby (other than, in respect of Acquiror, the Acquiror Shareholder Approval). This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.03 No Conflict. The execution and delivery of this Agreement by it and the other documents contemplated hereby by it and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which it is a party or by which it may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of its properties or assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

4.	SUPPORT FOR BUSINESS COMBINATION

Sponsor hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

4.01 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Acquiror called to seek the Acquiror Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document or any other Transaction is sought or required, Sponsor shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval, or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Acquiror to a later date; and

(c) in other circumstances in which a vote, consent or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of any Transaction, so vote, consent or approve including with respect to the Subject Shares.

4.02 Agreement to Vote Against Other Matters. At any meeting of shareholders of Acquiror or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Acquiror Acquisition Proposal (other than in connection with the Business Combination Agreement and the other Transactions); and

(c) any amendment of Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company or Acquiror of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or the Share Exchange or change in any manner the voting rights of any class of Acquiror’s share capital.

4.03 Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

4.04 Irrevocable Proxy. Sponsor hereby irrevocably and unconditionally grants to, and appoints, in the event that Sponsor shall for whatever reason fail to perform any of its obligations under Section 4.1 or 4.2, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 4. Sponsor understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy set forth in this Section 4.4 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy is coupled with a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

4.05 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing or, if earlier, termination of this Agreement, Sponsor shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, Acquiror and the Company that Sponsor shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.06 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.07 No Solicitation by Sponsor. From the date hereof until the Closing Date under the Busines Combination Agreement or, if earlier, the termination of the Business Combination Agreement in accordance with Article XII thereof, Sponsor shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date hereof, Sponsor shall, and shall instruct its officers and directors to, and Sponsor shall instruct and cause its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

5.	POST-CLOSING LOCK-UP ARRANGEMENT

5.01 Certain Definitions. As used in this Article 5, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing Date and ending on the earlier of:

(i)	the date falling 180 days after the Closing Date; or

(ii)	the date on which Acquiror completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Shares for cash, securities or other property following the Closing Date;

(c) “Lock-Up Securities” shall mean (i) any Acquiror Shares, Acquiror Warrants or other equity securities of Acquiror held by Sponsor (or which Sponsor is entitled to receive by virtue of the Transactions) immediately after the Closing and any Acquiror Shares acquired in open market transactions after the Closing, (ii) any Acquiror Shares received by Sponsor upon the exercise, conversion or settlement of options for Acquiror Shares or warrants for Acquiror Shares (including the Acquiror Warrants) or any securities convertible into or exercisable or exchangeable for Acquiror Shares, in any such case, held by Sponsor immediately after the Closing and (iii) any other equity security of Acquiror issued or issuable to Sponsor with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; and

(d) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

5.02 Lock-Up Restriction. Subject to the consummation of the Share Exchange, Sponsor covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of Acquiror, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of Acquiror with respect to the Lock-Up Securities during the Lock-Up Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.03 Authorization. Sponsor hereby authorizes Acquiror during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which Sponsor is the record holder, in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. Acquiror agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 2 Business Days of a request by Sponsor following the expiration of the Applicable Period.

5.04 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SUPPORT AND LOCK-UP AGREEMENT, DATED AS OF AUGUST 25, 2022, BY AND AMONG AVANSEUS HOLDINGS PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.05 Lock-Up Exceptions. Section 5.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which Sponsor is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Lock-Up Transfers of Acquiror Shares acquired in open market transactions after the Closing;

(c) the exercise of share options or warrants to purchase Acquiror Shares (including Acquiror Warrants) and any related transfer of Acquiror Shares to Acquiror in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all Acquiror Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Section 5 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Acquiror Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Acquiror Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of Acquiror’s security holders having the right to exchange their Acquiror Shares or Acquiror Warrants for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Sponsor or affiliates of Sponsor or who shares a common investment advisor with the Sponsor or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Sponsor;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or

(h) Lock-Up Transfers to an individual who, as of the date of this Agreement, is a director, officer or advisor of Sponsor or its affiliates as part of such director’s or advisor’s remuneration for services provided to Sponsor; and

(i) Lock-Up Transfers made in connection with a forward purchase agreement or similar arrangement in existence prior to the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel;

provided, however, that in the case of clauses (a), and clauses (f) through (i), these permitted transferees shall enter into a written agreement, in substantially the form of this Article 5, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

5.06 Waiver of Other Lock-Up Shareholders. Neither the Company nor Acquiror shall amend or waive, terminate, modify or abrogate (“Change”) the lock-up restriction agreed with any of the Lock-Up Shareholders (as defined in the Company Holders Support Agreement) pursuant to Section 4 of the Company Holders Support Agreement, in each case, unless the Company and/or Acquiror extends such Change to Sponsor, under the same terms and conditions (including, for the avoidance of doubt, the timing of any release from such lock-up restriction) and on a pro rata basis. The Company and/or Acquiror shall provide at least 10 Business Day advance written notice to Sponsor of any such Change.

5.07 Termination of Existing Lock-Up Restriction. The parties hereto agree that the lock-up and transfer provisions in this Agreement shall supersede and replace Sponsor’s obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement (as defined below) effective upon the Effective Time.

5.08 Effect of Article 5. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 5, such purported Lock-Up Transfer shall be null and void ab initio.

6.	OTHER AGREEMENTS

6.01 Sponsor Affiliate Agreements.

(a) Each of Sponsor and Acquiror hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated October 12, 2021, by and among Sponsor and Acquiror (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of Sponsor and Acquiror hereby agree that each agreement as of the Effective Time between Acquiror (or any of its Subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), on the other hand, (but excluding any Transaction Document, the Sponsor Letter Agreement, and any agreements with respect to the indemnification of the Acquiror’s directors and officers, advancement of expense or exculpation or contribution of the Acquiror’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Effective Time) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of Acquiror or Sponsor, and on and from the Effective Time, neither Acquiror, Sponsor, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Acquiror and Sponsor (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Effective Time. Notwithstanding the foregoing of this Section 6.01(b), Sponsor and Acquiror shall, and shall ensure that their Affiliates shall, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Sponsor Affiliate Agreements prior to the Effective Time. Additionally, Sponsor agrees that the lock-up and transfer provisions in this Agreement shall supersede and replace its obligations in respect of lock-up and transfer provisions currently contained in the Sponsor Letter Agreement effective upon the Effective Time.

6.02 Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (provided, however, that upon such termination, Article 5 shall survive in accordance with its terms, and this Article 6 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

6.03 Further Assurances. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Share Exchange or any other Transaction. If Sponsor acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), Sponsor shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect Sponsor’s ownership of such additional Subject Shares.

6.04 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror, or the Company in accordance with Section 13.3 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.05 Miscellaneous. The provisions of Article XIII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Avanseus Holdings Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 201526265R

By:	/s/ Bhargab Mitra

Name:	Bhargab Mitra

Title:	Director

Fat Projects Acquisition Corp.,
an exempted company limited by shares incorporated under the laws of the Cayman Islands

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares, with company registration number 202108160N

By:	/s/ David Andrada

Name:	David Andrada

Title:	Co-CEO, CFO, and Director

SCHEDULE A

Name and Address of Sponsor:	Fat Projects SPAC Pte. Ltd.,
a Singapore private company limited by shares,
with company registration number 202108160N
27 Bukit Manis Road
Singapore 099892
Attention: David Andrada & Nils Michaelis
david@fatprojects.com
nils@fatprojects.com

Total Acquiror Warrants Held:	2,865,000

Total Acquiror Class B Ordinary Shares Held:	2,070,000